Exhibit 2.2

Amendment to Transition Services Agreement

This Amendment to Transition Services Agreement (the “Amendment”) is made and entered into as of this 15th day of September 2016, by and among PhotoMedex, Inc., a Nevada corporation (“PHMD”), and PhotoMedex Technology, Inc., a Delaware corporation (“P- Tech” and, together with PHMD, the “Sellers” and each, a “Seller”) on the one part, and Pharma Cosmetics Inc., a subsidiary of Pharma Cosmetics Laboratories, Ltd. (“Pharma Cosmetics”) on the other part.

Whereas	The Sellers and Pharma Cosmentics executed a Transition Services Agreement dated September 5, 2016 (the “TSA”); and

Whereas	The parties wish to amend the TSA all in accordance with the terms and conditions of this Amendment;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto, hereby agree as follows:

1.	Interpretation; Definitions

1.1.	The recitals above and exhibits and schedules hereto constitute an integral part hereof.

1.2.	The headings of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

1.3.	This Amendment shall constitute an integral part of the TSA. Capitalized terms used in this Amendment and not otherwise defined herein, shall have the meaning ascribed to such terms in the TSA.

1.4.	The provisions of the TSA shall continue to apply to the parties except where expressly modified or added to herein. In the event of any contradiction between the explicit provisions of this Amendment and the provisions of the TSA, the provisions of this Amendment shall prevail.

2.	First Landlord, First Lease and PA Offices

Any and all references to the First Landlord, the First Lease and/or the PA Offices in the TSA are hereby deleted.

3.	Fees

Section 2(d) of the TSA is hereby amended to read as follows:

“For occupancy in the Premises, Pharma Cosmetics shall pay to the Provider an aggregate sum of two thousand and five hundred Dollars (USS $2,500) each month. The first payment under this Agreement shall be due with the signing of this Agreement; subsequent payments shall be due each month on the first day of the month.”

4.	Miscellaneous

4.1.	Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the amendment of the TSA and supersedes all prior agreements and understandings in this regard. Except as specifically agreed in this Amendment, the TSA shall remain in full force and effect and no Party to the TSA waives any right and/or claim and/or remedy it might have under the provisions of the TSA.

4.2.	Section 13 (Governing Law; Submission to Jurisdiction) of the TSA shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first above written.

PHOTOMEDEX, INC., a Nevada corporation

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

PHOTOMEDEX TECHNOLOGY, INC., a Delaware corporation

By:	/s/ Dennis McGrath
Name: Dennis McGrath
Title: President

PHARMA COSMETICS INC, a Delaware corporation

By:	/s/ Amir Dekel
Name: Amir Dekel
Title: President

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